EXHIBIT H

a)   Draft Notice

Allegheny Energy, Inc., et. al. (70-9483)

Notice Requesting Authority to Form and Invest in Special Purpose Subsidiaries, Intermediate Subsidiaries, EWGs, FUCOs, and to Engage in Rule 58 Activities

     Allegheny Energy, Inc. ("Allegheny"), a registered public utility holding company, and its direct and indirect wholly owned subsidiaries Allegheny Ventures, Inc., and Allegheny Energy Service Corporation, all located at 10435 Downsville Pike, Hagerstown, MD 21740-1766, along with Allegheny Energy Supply Company, LLC ("Allegheny Supply") located at R.R. 12, P.O. Box 1000, Roseytown, PA., 15601, have filed a Post Effective Amendment to an Application - Declaration pursuant to Sections 6(a), 7, 9(a), 10, 13, 32 and 33 of the Act and Rules 44, 45, and 54.

     In a series of orders issued in dated July 14, 1994, February 3, 1995, October 27, 1995, and October 9, 1996 (Holding Co. Act Release Nos. 26085, 26229, 26401, and 26590 respectively),
Allegheny was authorized, among other things, to organize and finance Allegheny Ventures, Inc., then d.b.a. AYP Capital, to engage and invest, directly or indirectly, in development activities with respect to: (i) qualifying cogeneration facilities and small power production facilities ("SPPs"); (ii) non-qualifying cogeneration facilities, non-qualifying SPPs, and independent power production facilities located within the service territories of Allegheny regulated companies; (iii) exempt wholesale generators ("EWGs"); (iv) companies involved in new technologies related to the core business of Allegheny; (v) foreign utility companies ("FUCOs"); (vi) provide consulting, energy management, and demand-side management services. In File No. 70-9483 (Holding Co. Act Release No. 27101, dated November 12,
1999), the Commission authorized the formation and financing of an electric generating company - Allegheny Supply.

     Now comes Allegheny Supply seeking authorization, directly or indirectly, through one or more exempt subsidiaries or intermediate companies, to: engage in Rule 58 activities; acquire interests in, finance the acquisition of, and hold the securities of one or more EWGs or FUCOs.

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